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                      (LOCKE LIDDELL & SAPP LLP LETTERHEAD)



                                October 27, 2003



OMNI Energy Services Corp.
4500 NE Evangeline Thruway
Carencro, LA  70520

Gentlemen:

         We have acted as counsel for OMNI Energy Services Corp., a Louisiana corporation (the "Company"), in connection with the registration, pursuant to a Registration Statement on Form S-8 being filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, of the offering of up to 833,333 additional shares of the Company's common stock, par value $.01 per share (the "Common Stock"), which may be issued under the Amended and Restated OMNI Energy Services Corp. Stock Incentive Plan (the "Plan").

         In such capacity, we have examined the corporate documents of the Company, including its Composite Articles of Incorporation and Restated Articles of Incorporation and its Bylaws, each as amended, and resolutions adopted by its board of directors and committees thereof. We have also examined the Registration Statement, together with the exhibits thereto, and such other documents which we have deemed necessary for the purposes of expressing the opinion contained herein. We have relied on representations made by and certificates of the officers of the Company and public officials with respect to certain facts material to our opinion. We have made no independent investigation regarding such representations and certificates.

         Based upon the foregoing, we are of the opinion that the shares of Common Stock issued pursuant to the Plan will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       LOCKE LIDDELL & SAPP LLP


                                       /s/ David F. Taylor